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                                                               Exhibit (a)(1)(D)
                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
(including the Associated Junior Participating Preferred Stock Purchase Rights)
                                      of
                             HeadHunter.NET, Inc.
                                      at
                              $9.25 Net Per Share
                                      by
                             CB Merger Sub, Inc.,
                         a wholly owned subsidiary of

                             Career Holdings, Inc.

       -------------------------------------------------------------------
                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 28, 2001,
                         UNLESS THE OFFER IS EXTENDED.
       -------------------------------------------------------------------

                                                                 August 31, 2001

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

   We have been appointed by CB Merger Sub. Inc., a Georgia corporation ("Purchaser") and a wholly owned subsidiary of Career Holdings, Inc., a Delaware corporation ("Career Holdings"), to act as Information Agent in connection with Purchaser's offer to purchase all outstanding shares of common stock, $.01 par value per share (the "Common Stock"), of HeadHunter.NET, Inc., a Georgia corporation (the "Company"), including the associated junior participating preferred stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to a Shareholder Protection Rights Agreement, dated as of April 15, 2000, between the Company and American Stock Transfer & Trust Company, as amended by Amendment No. 1 to the Shareholder Protection Rights Agreement, dated as of February 27, 2001, and Amendment No. 2 to the Shareholder Protection Rights Agreement, dated as of August 24, 2001, at a purchase price of $9.25 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 31, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of August 24, 2001, among Career Holdings, Purchaser and the Company (the "Merger Agreement"). Holders of Shares whose certificates for such Shares (the "Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to American Stock Transfer & Trust Company (the "Depositary") or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 2 of the Offer to Purchase.

   Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

   Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

      1. The Offer to Purchase, dated August 31, 2001.

      2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares.

      3. A letter to shareholders of the Company from Robert M. Montgomery, Jr., the Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the shareholders of the Company.

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      4. The Notice of Guaranteed Delivery for Shares to be used to accept the
   Offer if neither of the two procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis.

      5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name, with space provided for obtaining such clients' instructions with regard to the Offer.

      6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

      7. A return envelope addressed to the Depositary.

   YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 28, 2001, UNLESS THE OFFER IS EXTENDED.

Please note the following:

      1. The tender price is $9.25 per Share, net to the seller in cash without interest.

      2. The Offer is being made for all of the outstanding Shares.

      3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, September 28, 2001, unless the Offer is extended.

      4. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least a majority of the Shares that in the aggregate are outstanding determined on a fully diluted basis (after giving maximum effect to the exercise of all options, warrants and other rights to purchase, and the conversion or exchange of all securities convertible or exchangeable into, Shares outstanding at the expiration date of the Offer, whether or not vested, exercised or converted at the time of determination), and any waiting period under the HSR Act (as defined in the Offer to Purchase) applicable to the purchase of Shares pursuant to the Offer having expired or having been terminated prior to the expiration of the Offer. The Offer is also subject to the other terms and conditions contained in the Offer to Purchase.

      5. Tendering shareholders will not be obligated to pay brokerage fees or commissions imposed by Career Holdings or Purchaser or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

   In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) or other required documents should be sent to the Depositary and (ii) Certificates representing the tendered Shares or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) should be delivered to the Depositary in accordance with the instructions set forth in the Offer.

   If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender must be effected by following the guaranteed delivery procedures specified in
Section 2 of the Offer to Purchase.

   Neither Purchaser, Career Holdings nor any officer, director, shareholder, agent or other representative of Purchaser or Career Holdings will pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

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   Any inquiries you may have with respect to the Offer should be addressed to
Georgeson Shareholder Communications Inc., the Information Agent for the Offer, at 17 State Street, 10th Floor, New York, New York 10004, telephone: (800) 223-2064.


   Requests for copies of the enclosed materials may be directed to the Information Agent at the above address and telephone number.

                                          Very truly yours,

                                          GEORGESON SHAREHOLDER COMMUNICATIONS
                                            INC.

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF CAREER HOLDINGS, PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


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